     As filed with the Securities and Exchange Commission on March 15, 2002

                                                  Registration No.
                                                                  --------------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Cadmus Communications Corporation
             (Exact name of registrant as specified in its charter)

                 Virginia                                   54-1274108
      (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

      1801 Bayberry Court, Suite 200
            Richmond, Virginia                                23226
 (Address of principal executive offices)                   (Zip Code)

                        Cadmus Non-Qualified Savings Plan
                            (Full title of the plan)

                            Bruce V. Thomas, Esquire
                        Cadmus Communications Corporation
                      President and Chief Executive Officer
                         1801 Bayberry Court, Suite 200
                            Richmond, Virginia 23226
                                 (804) 287-5690

 (Name, address and telephone number, including area code, of agent for service)

    The Commission is requested to mail signed copies of all orders, notices and communications to:

                           Wallace M. Starke, Esquire
                      Troutman Sanders Mays & Valentine LLP
                              1111 East Main Street
                            Richmond, Virginia 23219
                            Telephone: (804) 697-1369
                            Facsimile: (804) 697-1339

--------------------------------------------------------------------------------------------------------------
                                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
                                                                                  Proposed
       Title of each class of            Amount to be       Proposed maximum       maximum         Amount of
    securities to be registered           registered       offering price per     aggregate      registration
                                                                  share         offering price      fee
------------------------------------   -----------------   ------------------   --------------   ------------
Deferred Compensation Obligations/1/   $ 10,000,000             100 %           $ 10,000,000
                                                                                                   $920
Common Stock, $.50 par value, to be
issued under Cadmus Non-Qualified      100,000 shares/2/      $11.30 /3/        $  1,130,000
Savings Plan

--------
/1/ The Deferred Compensation Obligations are unsecured obligations of the Company under the Cadmus Non-Qualified Savings Plan (the "Plan"), pursuant to which the Company will be obligated at a later time to pay in cash or in the deemed underlying investment medium (including shares of the Company's Common Stock) compensation amounts currently deferred by Plan participants, subject to adjustment downward or upward, all as provided by the terms of the Plan.

/2/ Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "1933 Act"), includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

/3/ Pursuant to Rule 457(h)(1) under the 1933 Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Cadmus Communications Corporation Common Stock on March 12, 2002 as reported on the Nasdaq National Market System.

          Part I -- Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*
        ----------------

Item 2. Registrant Information and Employee Plan Annual Information.*
        -----------------------------------------------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

          Part II -- Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

     Cadmus Communications Corporation (the "Company" or the "Registrant") hereby incorporates by reference into this registration statement the following documents:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, as filed on September 28, 2001;

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, as filed on November 13, 2001;

     (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001, as filed on February 12, 2002;

     (d) The description of the Company's Common Stock contained in the Company's registration statement on Form S-1, as filed by The William Byrd Press, Incorporated, predecessor in interest to the Company, on June 17, 1983, and any amendment or report filed subsequent thereto for the purpose of updating such description.

     All documents filed by the Registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.
        -------------------------

     Not applicable for the Common Stock offered by this registration statement.

     However, under the Plan, the Company will provide eligible employees of the Company and its affiliates with the opportunity to elect to defer payment of a specified percentage or fixed dollar amount of their base pay or incentive pay awards until a later date. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company anticipates that no more than $10 million in Obligations will arise under the Plan.

     The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by each participant, and will be recorded in a bookkeeping account with the Company (the "Savings Account") as a liability of the Company. A participant's Savings Account generally will be payable in cash or in the deemed underlying investment medium (including Common Stock) on a date or dates selected by the participant, or the date payment is otherwise required, in accordance with the terms of the Plan. Each Savings Account will be indexed to one or more investment options (which, among others, include the Company's Common Stock and certain mutual funds) chosen by each participant from a list of such investment options. Each Savings Account will be adjusted to reflect the investment performance of the selected deemed investment option or options, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars, except that Obligations relating to investments in the Company's Common Stock may be paid in whole shares of Common Stock or in the selected deemed mutual fund investment.

     A participant's interests under the Plan are not subject to claims of such participant's creditors, and participants and their beneficiaries may not assign, sell, transfer or otherwise convey the right to receive payment or any interest under the Plan.

     In certain circumstances, the Obligations are subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, at the option of the Company or through operation of mandatory payment provisions under the Plan. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall operate to decrease any participant's vested accrued benefit as of the date of the Plan amendment or termination approval.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5. Interests of Named Experts and Counsel.
        --------------------------------------

     The financial statements and schedules listed in the index on page 14 of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed pursuant to Section 13 of the 1934 Act, all of which have been incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

Item 6. Indemnification of Directors and Officers.
        -----------------------------------------

     As permitted by Virginia law, the Company's Restated Articles of Incorporation, as amended, (the "Articles") eliminate the liability of officers and directors to the Company or its shareholders for monetary damages except for liabilities resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Articles eliminate director and officer liability to the Company or its shareholders to the fullest extent permitted under Virginia corporate law, as now or hereafter in effect.

     Virginia corporate law permits, and the Articles require, indemnification of the Company's directors against all liabilities imposed or asserted against them by reason of having been a director of the Company (including derivative actions), except in the case of willful misconduct or a knowing violation of the criminal law. The Articles also permit the Company to indemnify officers, employees or agents of the Company to the same extent as is mandated for directors. The Articles require indemnification of directors, and permit indemnification of officers, to the fullest extent permitted under Virginia corporate law, as now or hereafter in effect.

     The Company has purchased a directors' and officers' liability insurance policy. Within the coverage limit, the policy provides coverage (a) to the Company's directors and officers where the Company either is not permitted by law or is unable, due to insolvency, to indemnify its directors and officers; and (b) to the Company where the Company does indemnify the directors and officers as permitted, and/or required by law.

Item 7. Exemption from Registration Claimed.
        -----------------------------------

     Not applicable.

Item 8. Exhibits.
        --------

     An Exhibit Index appears at page 9 hereof.

Item 9. Undertakings.
        ------------

     (a)  Rule 415 offerings. The undersigned Registrant hereby undertakes:
          ------------------

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

     (b) Filings incorporating subsequent 1934 Act documents by reference. The
         ----------------------------------------------------------------
undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Filing of registration statement on Form S-8. Insofar as
         --------------------------------------------
indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, Virginia, on this 15th day of March, 2002.

                               Cadmus Communications Corporation
                               (Registrant)


                               By: /s/ Bruce V. Thomas
                                   ---------------------------------------------
                                   President and Chief Executive Officer


                                   /s/ Stephen E. Hare
                                   ---------------------------------------------
                                   Executive Vice President and Chief Financial
                                   Officer


                                   /s/ Bruce G. Willis
                                   ---------------------------------------------
                                   Vice President and Controller

                               POWERS OF ATTORNEY
                                       AND
                                   SIGNATURES

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bruce V. Thomas, Stephen E. Hare and Bruce
G. Willis, and each of them, as his or her attorney-in-fact for him or her and in his or her name and on his or her behalf as a director and/or officer of Cadmus Communications Corporation to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorney-in-fact may deem appropriate or necessary and to cause the same to be filed with the Securities and Exchange Commission.

     Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities indicated below on this 15th day of March, 2002.

               Signature                                   Title
               ---------                                   -----


       /s/ Martina L. Bradford                             Director
------------------------------------


       /s/ G. Waddy Garrett                                Director
------------------------------------


       /s/ Keith Hamill                                    Director
------------------------------------


       /s/ Edward B. Hutton                                Director
------------------------------------


       /s/ Thomas C. Norris                   Director and Chairman of the Board
------------------------------------


       /s/ John C. Purnell, Jr.                            Director
------------------------------------


       /s/ Jerry I. Reitman                                Director
------------------------------------

       /s/ Russell M. Robinson, II                         Director
------------------------------------

       /s/ James E. Rogers                                 Director
------------------------------------


       /s/ Wallace Stettinius                              Director
------------------------------------


       /s/ Bruce V. Thomas               President, Chief Executive Officer and
------------------------------------                       Director

                         EXHIBIT INDEX

Exhibit
Number
------

4.1 Restated Articles of Incorporation of Cadmus Communications Corporation, as amended, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.

4.2 Bylaws of Cadmus Communications Corporation, as amended, incorporated herein by reference to the Company's Current Report on Form 8-K dated July 23, 2001.

5 Opinion of Troutman Sanders Mays & Valentine LLP with respect to the validity of the Common Stock and the binding nature of the Obligations under the Plan, filed herewith.

23.1 Consent of Troutman Sanders Mays & Valentine LLP, contained in their opinion filed as Exhibit 5 hereto.

23.2 Consent of Arthur Andersen LLP, independent public accountants, filed herewith.

24 Powers of Attorney of directors of Cadmus Communications Corporation, on page 8 herein.

99        Cadmus Non-Qualified Savings Plan, filed herewith.